ESCROW AGREEMENT

This Escrow Agreement entered is into on 20 April, 2006 by and between:

(1) CITICORP INTERNATIONAL FINANCE CORPORATION, a Delaware Corporation having its principal place of business at New Castle Corporate Commons, One, Penn's Way, New Castle Delaware 19720, USA, (hereinafter, the 'Vendor', which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the First Part;

AND

(2) INFOSYS TECHNOLOGIES LIMITED, an Indian corporation registered under the Indian Companies Act, 1956 and having its registered office at Electronics City, Hosur Road, Bangalore 560 100, (hereinafter, 'Purchaser', which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the Second Part;

AND

(3) CRAWFORD BAYLEY & CO., Advocates and Solicitors having its office at State Bank Building, N.G.N. Vaidya Marg, Mumbai - 400 023, (hereinafter the 'Escrow Agent' which expression shall, unless repugnant to the context or meaning thereof mean and include the partners for the time being of the said firm, and their successors) of the Third Part.

WHEREAS:

A. The Vendor and the Purchaser have entered into a Share Purchase Agreement dated 20 April, 2006 (hereinafter the 'SPA') for the sale and purchase of 87,50,000 (eighty seven lakhs and fifty thousand) equity shares (hereinafter, the 'Shares') in Progeon Limited, a public company limited by shares incorporated in April, 2002 and having its registered office at Plot Nos. 26/3, 26/4 and 26/6, Electronics City, Hosur Road, Bangalore 560 100, India; (hereinafter the 'Company') on and subject to the terms and conditions mentioned in the SPA;

B. Under the terms of the SPA, the Vendor and Purchaser have agreed to appoint the Escrow Agent to act as an escrow agent to effectuate the terms of the SPA; and

C. The Escrow Agent is willing to act as an escrow agent to effectuate the terms of the SPA on the terms and conditions set forth in this Agreement.

NOW, therefore, in consideration of the premises and mutual promises, covenants, warranties and provisions set forth hereinafter, the Parties (as defined hereinafter) hereto agree as follows:

ARTICLE 1: DEFINITIONS AND INTERPRETATIONS

1.1 Definitions

The following words and expressions shall, unless the context otherwise requires, have the following meanings:

'Agreement' means this Escrow Agreement, as may be amended from time to time, in accordance with its terms;

'Company' shall have the meaning assigned to it in Recital A;

'Escrow Agent' shall have the meaning assigned to it in the name clause in this Agreement;

'Escrowed Property' shall have the meaning assigned to it in Article 4.1;

'Parties' means the Vendor, the Purchaser and the Escrow Agent;

'Purchaser' shall have the meaning assigned to it in the name clause in this Agreement;

'Vendor' shall have the meaning assigned to it in the name clause in this Agreement;

'Shares' shall have the meaning assigned to it in Recital A; and

'SPA' shall have the meaning assigned to in Recital A.

1.2 Interpretations

In this Agreement:

1.2.1 Descriptive Headings: The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof;

1.2.2 Capitalized terms used herein and not defined, shall have the meanings assigned to them in the SPA;

1.2.3 Any reference to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into hereunder;

1.2.4 References to articles, sections, clauses, recitals, paragraphs, exhibits, schedules and annexures are to articles, sections, clauses, recitals, paragraphs, exhibits, schedules and annexures to, this Agreement;

1.2.5 References to 'include' or 'including' shall not be construed as limiting the generality of any foregoing words;

1.2.6 Words denoting the singular include the plural and vice versa;

1.2.7 Reference to any person includes any legal or natural person, partnership, firm, trust, company, Government or local authority, department or other body (whether corporate or unincorporated);

1.2.8 Any reference to 'Rupees' or 'Rs' is to Indian Rupees; and

1.2.9 Each article, section, clause and sub-clause of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.

ARTICLE 2: APPOINTMENT OF ESCROW AGENT

2.1 Appointment

Subject to the provisions hereof, the Vendor and the Purchaser hereby appoint the Escrow Agent and the Escrow Agent hereby accepts the appointment, as escrow agent.

2.2 Duties of Escrow Agent

The sole obligation of the Escrow Agent shall be to act in accordance with the provisions of this Agreement and to do, perform and exercise certain acts, deeds and powers which the Escrow Agent is authorized and instructed to do, perform and exercise by this Agreement and the Escrow Agent accepts such designation in accordance with the provisions of this Agreement.

ARTICLE 3: ACTIONS ON EXECUTION

3.1 Delivery of Documentation

(a) Simultaneously with the execution of this Agreement, Vendor shall give to the Escrow Agent, a copy of an instruction to Citibank N.A., Hong Kong ('Citibank HK') (the receipt of which shall have been acknowledged by Citibank HK) instructing them (i) not to accept any instruction from Vendor for the sale, transfer or creation of any Encumbrance over the Shares for a period of 120 (one hundred and twenty) days from the date hereof, without the written consent of the Escrow Agent; (ii) upon notification by the Vendor, to instruct the Vendor DP to proceed to arrange for the completion of the dematerialization of the Shares and the credit of the same to the depository account of the Vendor.

(b) Within 15 (fifteen) days of the completion of the dematerialization of the Shares and the credit of the same to the depository account of the Vendor, the Vendor shall give to the Escrow Agent an irrevocable and unconditional undated instruction instructing Citibank HK to in turn instruct the Vendor DP to debit the Vendor's account with the dematerialized Shares ('Demat Shares') and transfer the right, title and interest in the Demat Shares to the Purchaser.

The Escrow Agent shall acknowledge receipt of the items mentioned above to the Vendor.

ARTICLE 4: ESCROWED PROPERTY

4.1 Acknowledgement of Escrowed Property

The Escrow Agent shall acknowledge receipt of the documents mentioned in Article 3 above from the Vendor. The documents delivered by the Vendor pursuant to Article 3 above, are together the 'Escrowed Property' which shall be dealt with by the Escrow Agent in terms of this Agreement.

ARTICLE 5: CLOSING

5.1 Notification of Conditions Precedent

Upon the fulfillment of all Conditions Precedent under the SPA and the Purchaser and the Vendor having agreed upon the Closing Date, the Purchaser and the Vendor shall jointly notify the Escrow Agent of the Closing Date.

5.2 If the Escrow Agent is not notified of the Closing Date in accordance with clause 5.1 above on or before the expiry of 120 (one hundred and twenty) days from the date hereof, the Escrow Agent shall return the Escrowed Property to the Vendor and this Agreement shall thereupon terminate.

5.3 If, at any time the Escrow Agent is informed by the Purchaser, that the SPA has been terminated, then the Escrow Agent shall return the Escrowed Property to the Vendor and shall instruct Citibank HK to disregard the instructions in clause 3.1(a) above (such instructions to Citibank HK to be in a form reasonably satisfactory to the Vendor) and this Agreement shall thereupon terminate.

ARTICLE 6: ACTIONS TO BE TAKEN ON CLOSING DATE

6.1 On the Closing Date

On the Closing Date, upon the Purchaser providing the Escrow Agent with evidence by way of confirmation from ICICI Bank Limited that a payment of the INR equivalent of USD 115,131,000 (US dollars One Hundred and Fifteen Million One Hundred and Thirty One Thousand only) (converted at the Bombay Spot Rate (as defined in the SPA) less any taxes required to be withheld under law) for the Shares has been made to the Vendor, together with an acknowledgment of the receipt of such confirmation from the Vendor, the Escrow Agent shall date and forward to Citibank HK the instructions mentioned at 3.1(b) above, together with a letter from the Escrow Agent to Citibank HK consenting to such instructions and the Demat Shares shall be transferred and credited to the dematerialisation account of the Purchaser by the Purchaser DP. The Escrow Agent shall return the instruction at clause 3.1(a) to the Vendor. This Agreement shall thereupon terminate.

6.2 If the Escrow Agent does not receive the abovementioned confirmation and acknowledgment on the Closing Date, then it shall return the Escrowed Property to the Vendor and shall instruct Citibank HK to disregard the instructions in clause 3.1(a) above (such instructions to Citibank HK to be in a form reasonably satisfactory to the Vendor) and this Agreement shall thereupon terminate.

ARTICLE 7: TERMINATION OF SPA

7.1 Consequences of Termination

(a) Upon delivery of the Escrowed Property by the Escrow Agent to the Vendor in terms of clause 6.1, this Agreement will terminate and the Escrow Agent shall be released as Escrow Agent and shall be discharged from all further obligations arising in connection with this Agreement.

(b) Upon termination of this Agreement (other than under clause 6.1), the Escrow Agent shall return the Escrowed Property to the Vendor.

(c) Clause 9.1 (Escrow Fees) and Article 10 (Dispute Resolution) shall survive the termination of this Agreement.

ARTICLE 8: INDEMNITY

8.1 Indemnity

The Purchaser hereby indemnifies the Escrow Agent and undertakes to keep the Escrow Agent indemnified from any loss, damage, costs, charges and expenses whatsoever which the Escrow Agent may be put to incur or suffer as well as against any proceeding that may be initiated against the Escrow Agent in respect of this Agreement or the SPA other than any loss, damage, costs, charges or expenses arising as a result of the Escrow Agent's own negligence or misconduct. The Purchaser and the Vendor shall have no claims against the Escrow Agent whatsoever other than any claims arising as a result of the Escrow Agent's own negligence and/or misconduct and/or a breach of this Agreement by the Escrow Agent.

ARTICLE 9: FEES OF ESCROW AGENT

9.1 Fees

The Purchaser and the Vendor hereby agree to pay, in equal proportion, fees in aggregate amounting to Rs. 100,000 (One lakh) on the execution of this Agreement to the Escrow Agent (which shall be inclusive of all out-of-pocket expenses and taxes).

ARTICLE 10: DISPUTE RESOLUTION

10.1 Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between any Parties hereto arising out of or relating to this Agreement, or the breach, termination, interpretation, construction, or validity thereof, (a 'Dispute'), shall be resolved in accordance with the procedures described in this Section 10.

10.2 Any Dispute arising out of, related to, or in connection with this Agreement (an 'Arbitrated Dispute') shall, be fully and finally settled and determined by binding arbitration in accordance with the then-current version of the UNCITRAL Arbitration Rules (the 'Rules'), and judgment upon an award arising in connection therewith may be entered in any court of competent jurisdiction. The reference shall be to a sole arbitrator if the parties to the dispute, controversy or claim mutually agree upon a sole arbitrator within the period specified by the Rules failing which the reference shall be to three arbitrators who shall be appointed as under:

- Each party to the dispute shall appoint one arbitrator; and

- The two appointed arbitrators shall appoint the third arbitrator.

If any person fails to appoint an arbitrator within the time specified by the Rules then such arbitrator shall be appointed as per the Rules. Any arbitration, mediation, court action, or other adjudicative proceeding arising out of, related to, or in connection with this Agreement shall be held in Singapore (unless all parties to the proceeding agree otherwise), or, if such proceeding cannot be lawfully held in such location, then at Bangalore. All arbitration proceedings and submissions, and the arbitration award, shall be in the English language.

10.3 The arbitrators shall apply Indian substantive law to all aspects of the Arbitrated Dispute, including but not limited to, the interpretation and validity of the Agreement, the rights and obligations of the Parties, the mode of performance and the remedies and consequences of the breach of the Agreement. The Parties hereby irrevocably consent to the exclusive jurisdiction of the courts in Bangalore, India, ('Competent Court') for all purposes in connection with arbitration or an Arbitrated Dispute, including: (a) confirmation or vacation of the arbitration award; (b) enforcement of the arbitration award; and (c) issuance of provisional remedies to protect rights, interests, assets and property, including but not limited to temporary or preliminary injunctive relief, to ensure ultimate satisfaction of the arbitration award.

10.4 The Parties may, without inconsistency with this Agreement to arbitrate, seek from the Competent Court any interim measures or provisional remedies pending the establishment of the arbitral tribunal or until the arbitral tribunal's final award has been satisfied. The Parties agree that the award made by the arbitrators shall be final and binding on the Parties, and they waive any right to appeal the arbitral award, to the extent that an appeal may be lawfully waived.

10.5 The prevailing Party or Parties in any arbitration, mediation, court action, or other adjudicative proceeding arising out of, related to, or in connection with this Agreement shall be reimbursed by the Party or Parties who do not prevail for their reasonable attorneys', accountants' and experts' fees and related expenses (including reasonable charges for in-house legal counsel and related personnel) and for the costs of such proceeding.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CITICORP INTERNATIONAL FINANCE CORPORATION

By: ALFRED RODRIGUES

Title: CONSTITUTED ATTORNEY

INFOSYS TECHNOLOGIES LIMITED

By: V. BALAKRISHNAN

Title: SENIOR VICE PRESIDENT AND COMPANY SECRETARY

CRAWFORD BAYLEY & CO.

By: SAUMIL REGE

TITLE: PARTNER